Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lighting Science Group Corporation:

We consent to the use of our report dated April 1, 2013, with respect to the consolidated balance sheets of Lighting Science Group Corporation as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2012, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Orlando, Florida

February 14, 2014

Certified Public Accountants